FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES ANNOUNCES            VENEZUELAN TAX FINAL ASSESSMENT

HOUSTON, Texas (September 7, 2006) – Harvest Natural Resources, Inc. (NYSE: HNR) today announced that its 80 percent owned affiliate, Harvest Vinccler, C.A. (HVCA), received a final assessment for 2001 through 2004 of 120 billion Venezuelan bolivars, or approximately $56 million, for additional taxes and related interest from the SENIAT, the Venezuelan income tax authority. HNR’s 80 percent share of the final assessment is approximately $45 million. Previously, the SENIAT had issued a preliminary tax assessment against HVCA for years 2001 through 2004 of 202 billion Venezuelan bolivars, or approximately $94 million. During 2005, HVCA paid 11.3 billion Venezuelan bolivars, or $5.3 million, with respect to two items in the preliminary tax assessment.

HVCA took a charge in the 2006 second quarter of $43 million for the estimated impact of the resolution of 2001 through 2004 tax issues and an additional $18 million for increased taxes and interest for 2005 and 2006. The charge was based on a negotiated agreement between HVCA and the SENIAT as announced by Jose Joaquin Cedillo, Capital Regional Manager of Special Taxes, of the SENIAT on July 28th and confirmed by a further August 29th SENIAT announcement. In taking the charge in the second quarter, HVCA relied on these pronouncements by the SENIAT, but the $56 million final assessment for 2001 through 2004 exceeds the $43 million that formed the basis of the formerly negotiated agreement by approximately $13 million. The additional taxes for 2001 through 2006 were primarily due to retroactive tax rate increases imposed by the Venezuelan government.

Harvest President and Chief Executive Officer, James A. Edmiston, said, “We are extremely disappointed that the SENIAT did not honor the agreement reached in July after several months of negotiation. We will continue to pursue with the SENIAT, as best we can, resolution all tax matters from 2001 to 2005 and will communicate the results in due course. Resolution of these tax issues is a necessary step in the transition of HVCA’s operations to a mixed company.”

Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an independent oil and gas production and development company with principal operations in Venezuela and business development offices in Russia and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.

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CONTACT:
Steven W. Tholen Senior Vice President, Chief Financial Officer (281) 899-5714	Amanda M. Koenig Investor Relations (281) 899-5716

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2005 Annual Report on Form 10-K and other public filings.”